Exhibit 10.10

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT is made on December 31, 2005 (this “Agreement”) between MIVA, Inc. (“MIVA” or the “Company”), a Delaware corporation, and William Seippel (“Executive”).

1.	INTRODUCTION

The Company and Executive entered into an Executive Employment Agreement dated July 18, 2005 (the “Original Agreement”) and Executive and the Company have agreed to modify Sections 3(c) and 6(e)(iii) thereof.

2.	AMENDMENT

Sections 3(c) and 6(e)(iii) of the Agreement is hereby stricken and replaced in their entirety with the following provisions:

3(c) On January 1, 2006, and pursuant to the Company’s 2004 Stock Incentive Plan, the Company will grant to Executive options to acquire an aggregate of 125,000 shares of the Company’s Common Stock, of which 31,250 options will vest on each of the first four anniversaries of the grant date. The Board of Directors or its Compensation Committee, as applicable, shall review Executive's performance on an annual basis and pursuant to the same review process employed by the Board of Directors for the Company’s other executive officers. In connection with such annual review, the Executive may be entitled to receive additional grants of stock options. Such additional options will be granted, if at all, in the sole discretion of the Board of Directors or its Compensation Committee on terms and conditions they determine. If there is a change in control of the Company (as that term is used in the governing documents of any stock option agreement) consummated (i) within three months of the Start Date, 50% of any stock options granted to Executive shall fully vest on the date the change in control is consummated and shall remain exercisable during the term of such option(s) as if the Executive were still employed by the Company or (ii) after three months of the Start Date, any stock options granted to Executive shall fully vest on the date the change in control is consummated and shall remain exercisable during the term of such option(s) as if the Executive were still employed by the Company. Additionally, notwithstanding any provisions to the contrary in any stock option agreements or plans, if the Executive's employment with the Company is terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), any stock options granted to Executive shall immediately fully vest and remain exercisable during the term of such options as if the Executive were still employed by the Company.

6(e)(iii) if there is a reduction in Executive's Basic Salary or the Company fails to pay the Guaranteed Bonus;

All other provisions of the Agreement shall remain the same.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ William Seippel
William Seippel

MIVA, INC.

By: /s/ Craig A. Pisaris-Henderson
          Craig A. Pisaris-Henderson

Its:     Chief Executive Officer